Exhibit 99.1
The Merger Agreement has the following two Exhibits:
A.	The Senior Debt Commitment Letter from National City Bank dated March 22, 2006, containing a commitment to lend up to $62 million of senior secured debt financing, consisting of a $20 million revolving credit facility and $42 million in term loans.

B.	The Subordinated Debt Commitment Letter from Massachusetts Mutual Life Insurance Company dated March 22, 2006, containing a commitment to purchase to purchase up to $22.375 million of senior subordinated notes of MMC Precision Merger Corp.
The items covered by the disclosure letter to the Merger Agreement are identified in the text of the Merger Agreement.